UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) July 28, 2006

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM CX Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Material Definitive Agreement

On July 28, 2006, Michael Garin, chief executive officer of Central European Media Enterprises Ltd. (the “Company”), entered into an amendment to his employment agreement dated as March 30, 2004 with our wholly-owned subsidiary CME Development Corporation. Pursuant to this amendment, the term of Mr. Garin’s employment as chief executive officer is extended from January 31, 2008 to January 31, 2010. During the term of this extension he will be entitled to receive an aggregate base salary of US$ 750,000.

In connection with the extension of Mr. Garin’s employment agreement, he has been granted an option to purchase 80,000 shares of Class A Common Stock at an exercise price of $60.64 per share. The exercise price represents the closing price of a share of our Class A Common Stock on July 28, 2006, the date on which the amended agreement was approved by our independent directors and executed. Such options become exercisable in three annual installments, with 40% vesting on January 31, 2009, 40% on January 31, 2010 and 20% on January 31, 2011.

During his employment term, Mr. Garin has the opportunity to earn an annual cash bonus with a target amount equal to his annual base salary. One-half of such bonus shall be based on objective criteria and one-half shall be based on subjective criteria established by the Board of Directors.

If Mr. Garin serves through the end of the term provided in the amended agreement, the Company will retain him as a consultant for a one-year period following the expiration of such term. Under the terms of the consultancy, Mr. Garin may be required to devote up to 30 hours per month of service at the Company’s request and he will be entitled to receive an aggregate fee of US$ 300,000, payable in equal monthly installments. During the period, he will continue to be provided with health insurance, an assistant and office space.

The Company may terminate the employment agreement at any time prior to the expiration of the term. Upon early termination of Mr. Garin by us (other than for cause (as defined in the amended agreement) or due to death or disability), Mr. Garin is entitled to seek any loss of compensation or other contractual entitlements to which he may have rights as a matter of law, and his options granted under his employment agreement (as amended) will automatically become vested and exercisable for a period of 90 days following his termination.

Mr. Garin may voluntarily terminate the employment agreement at any time on 90 days’ notice without any further entitlement, except that any options that have become vested and exercisable as of such termination date may be exercised for a period of 90 days following the date of his termination. In the event Mr. Garin’s employment is terminated due to his death, disability or retirement at or after age 65, his options granted under the employment agreement will automatically become vested and exercisable for a period of one year following his termination.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: August 1, 2006

/s/ Wallace Macmillan
Vice President - Finance
(Principal Financial Officer and Duly Authorized Officer)